EXHIBIT (10)(3)

Compensatory Arrangement with the Board of Directors

Effective as of October 12, 2004, non-employee board members will receive an annual retainer of $20,000 if they do not serve as the chairperson of any committee. If they serve as a committee chairperson, they will receive an additional $5,000, except for the chairman of the audit committee, who will receive an additional $10,000. Each director will receive $1,500 for each meeting of the Board of Directors and $1,000 for each meeting of the committees thereof that they attend, except that they will receive only $500 if a meeting is attended by teleconference. Each director receives a grant of 30,000 C-COR non-qualified stock options upon his or her initial election as a director, 10,000 of which vest immediately and the remaining 20,000 vesting equally over the immediately following two years. An annual grant of 7,500 C-COR non-qualified stock options is granted to each Director thereafter; these options fully vest one year after grant. The strike price of the options is equal to the fair market value of the common stock on the date of grant.

Compensatory Arrangements with Certain Named Executive Officers

The following named executive officers of the Registrant (as of the Registrant’s 2004 Proxy Statement) do not have employment agreements with the Registrant and, accordingly, their employment with the Registrant is “at will.” For the Registrant’s 2005 fiscal year, the annual base salary for each named executive below is the following:

Name and Title	Fiscal 2005 Salary

John O. Caezza President, Broadband Communications Products Division	$245,000

William T. Hanelly Chief Financial Officer, Secretary and Treasurer	$235,000

Gerhard B. Nederlof Vice President EuroPacific Business	$293,994	(1)

Kenneth A. Wright Chief Technology Officer	$230,000

(1)	Annual compensation is denominated in euros and has been converted to US dollars at an exchange rate of 1.32889.

The annual base salaries are subject to adjustment pursuant to the Registrant’s employee compensation policies in effect from time to time. Each of the above executive officers has a change of control agreement and an indemnification agreement, which are included as exhibits to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 25, 2004 (the “2004 10-K”). Also, each executive officer is eligible to receive a bonus and other employee benefits pursuant to the Registrant’s employee benefit plans, including those that are included as exhibits to the 2004 10-K.